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Exhibit I

                              FOR IMMEDIATE RELEASE
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CONTACT:                                             NASDAQ SCM: CMWL, CMWLW
Joseph Raymond, CEO
Complete Wellness Centers, Inc.
407-673-3073

                    COMPLETE WELLNESS CENTERS, INC. ANNOUNCES
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                   NEW DIRECTOR AND REALIGNMENT OF MANAGEMENT
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WINTER PARK, FL - June 29, 2000 -- Complete Wellness Centers, Inc. (CMWL, CMWLW)
announced today that it has filled a seat on its board of directors and has realigned its management positions to more effectively manage its opportunities and to accomplish its current business objectives. Mr. Russell M. Stokes, Executive Vice President of Executive Transitions International, has been elected to fill the vacancy on the board. "We are very pleased that Mr. Stokes has agreed to help direct CWC in the next phase of our development and are excited about the business and marketing expertise and skills he brings to our group," stated Mr. Joseph J. Raymond, Chief Executive Officer of CWC.

Mr. Stokes is the Executive Vice President and a Principal of Executive Transitions International, Inc. and oversees the firm's marketing services, and actively facilitates networking opportunities for ETI's clients. Mr. Stokes also co-hosts a weekly radio show called "Your Career Moves," which is broadcast on WMAL, an ABC owned, Washington, D.C. based station. This one-hour show is the only live and internet-active broadcast that addresses career concerns and aspirations of workers and employers. Mr. Stokes began his career in marketing with Proctor and Gamble. Other career highlights include being the Southern Sales Manager for the Franklin Funds, Principal with Florida Growth Company, Partner with Southern Investment Company, Principal and President of TPT, Inc. and President of Airtronics, International as well as having been a consultant to the publishing, food manufacturing, fund raising and investment industries for 10 years.

Mr. John K. Pawlowski, currently a director of CWC, has been elected Chairman of the Board of Directors. Mr. Joseph J. Raymond, Jr. will continue in his role as Chief Executive Officer and Mr. Sergio R. Vallejo will continue in his role as President and Chief Operating Officer. Mr. Raymond will also assume the duties of Chief Financial Officer and Treasurer as Ms. Rebecca R. Irish has resigned to pursue other business opportunities. Mr. E. Eugene Sharer, currently a director of CWC and formerly the President of CWC will take on the role as Secretary. According to Mr. Raymond, "This diversification of management responsibilities will enable CWC to better develop its business opportunities now and in the future."

Complete Wellness Centers, Inc. is a nationwide organization that endeavors to provide member healthcare practices with administrative, developmental, financial and practice management consulting assistance, as

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well as to provide consumers access to traditional and alternative health information, products and services. Inquiries may be directed to Joe Raymond at 407-673-3073 or at www.completewellness.com.

The Company, from time to time, may discuss forward-looking information. This press release contains forward-looking statements, which are estimates by the Company's management. Such statements are subject to various risks and uncertainties that may be beyond the Company's control, and may cause results to differ from management's current expectations and should not be relied upon by the investors in the Company.

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